Exhibit 10.9
FINAL VERSION

THIS SPECIAL BONUS AWARD AGREEMENT (this “Agreement”), dated as of [________], is entered into by and between [Linn Energy, Inc.], a corporation organized in the State of Delaware (the “TopCo”), and [_______] (the “Participant”). Reference is made to that certain Award Agreement dated as of [_____] between Linn Newco Subsidiary LLC (the “Company”) and the Participant (the “Class B Base Award Agreement”) and that certain Award Agreement dated as of [_____] between the Company and the Participant (the “Class B Appreciation Award Agreement,” and together with the Class B Base Award Agreement, the “Class B Award Agreements”) in which the Participant is granted a total of [_____] Interests (as defined in the Class B Award Agreements) (such Interests, the “Subject Interests”).
1.    Certain Definitions. Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning assigned to such term in the Class B Award Agreements (including any capitalized terms used therein which are defined in the Plan or the LLC Agreement).
(a)    “Actual Catch Up Value” means the amount the Participant would receive with respect to the vested portion of the Subject Interests under Section 5.1(a)(ii) of the LLC Agreement in a Hypothetical Sale.
(b)    “Fair Market Value” has the meaning set forth in the LLC Agreement.
(c)    “Hypothetical Sale” means a hypothetical sale of all of the business of the Company and its subsidiaries as a going concern for Fair Market Value, as of any applicable date, and the subsequent distribution of the sale proceeds pursuant to Section 10.3 of the LLC Agreement.
(d)    “Potential Catch Up Value” means the maximum aggregate value that the Participant would receive with respect to the vested portion of the Subject Interests under Section 5.1(a)(ii) of the LLC Agreement, assuming that sufficient value was made via Distributions such that holders of Class B Units received, in the aggregate, an amount equal to the product of (A) (1) the Effective Date Equity Value, divided by (2) the Other Unit Holder Percentage Interest as of such date and (B) the Class B Percentage Interest as of such date.
(e)    “Tax Difference” means the excess, if any, of (i) the Participant’s combined marginal federal, state and local tax rate that will be applied to any payment hereunder over (ii) the combined marginal federal, state and local tax rate that would be applied to long term (if the Participant’s holding period in the Subject Interests as determined for U.S. federal income tax purposes is more than one year on the date of the triggering event under Section 3) or short term (if the Participant’s holding period in the Subject Interests as determined for U.S. federal income tax purposes is one year or less on the date of the triggering event under Section 3) capital gains payments received by the Participant in the year a payment is made to the Participant hereunder.
2.    Grant of Special Bonus. TopCo hereby grants to the Participant a special bonus award (the “Bonus”) representing the right to receive an amount equal to the sum of (a) the Potential Catch Up Value less the Actual Catch Up Value and (b) an additional amount such that after payment of all taxes on such amount the Participant is left with an amount equal to

#4823-1659-0400

the product of (i) the Tax Difference and (ii) the amount determined in clause (a) (such aggregate amount, the “Bonus Payment Value”), in accordance with the terms of this Agreement. The Bonus Payment Value may be paid, at TopCo’s election, in cash, in shares of Common Stock of TopCo (valued at Fair Market Value), or in a combination of the foregoing, in each case, less any applicable withholding taxes. For the sake of clarity, the Participant may satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) imposed in respect of any Bonus Payment Value paid in the form of shares of Common Stock of TopCo by requiring the Company to withhold shares of Common Stock of TopCo having a Fair Market Value equal to the amount of all such taxes.
3.    Payment.
(a)    Change in Control. Within 30 days following the consummation of a Change in Control, TopCo will pay the Participant the Bonus Payment Value, if any, calculated as of the date of the consummation of the Change in Control (provided that an event shall not be considered to be a Change in Control for purposes of this Section 3(a) unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of TopCo within the meaning of Section 409A of the Code).
(b)    Termination. Within 30 days following the occurrence of the Participant’s Termination, TopCo will pay the Participant the Bonus Payment Value, if any, calculated as of the date of such Termination; provided that to the extent that any Subject Interests issued pursuant to a Class B Appreciation Award Agreement (the “Appreciation Interests”) are unvested as of the Participant’s Termination and remain outstanding and eligible to vest following the Participant’s Termination pursuant to the terms of such Class B Appreciation Award Agreement, then the additional Bonus Payment Value with respect to such unvested Appreciation Interests, if any, will be paid within 30 days of the vesting of such Appreciation Interests (as applicable, the “Determination Date”), with the additional Bonus Payment Value, if any, calculated as of the date of such Termination and based on the Appreciation Interests which vest on the Determination Date; provided, further, that if such unvested Appreciation Interests are forfeited, the additional Bonus Payment Value on the Determination Date shall be $0. Notwithstanding the foregoing, if the value of the Company in the Hypothetical Sale is less than $_________, then the Bonus Payment Value shall be $0.
(c)    Forfeiture/Adjustment. The Bonus shall be immediately forfeited upon the Participant’s Termination for Cause. In the event that the Participant provides a “Conversion Notice” (as set forth in the Conversion Procedures) in which the Participant elects to convert all of the Subject Interests into Class A-2 Units or Common Stock, the Bonus will be forfeited. In the event that the Participant provides a Conversion Notice in which the Participant elects to convert some but not all of the Subject Interests into Class A-2 Units or Common Stock, then the Bonus Payment Value shall be adjusted to be an amount equal to the Bonus Payment Value (prior to adjustment) multiplied by a fraction, the numerator of which is (x) the number of the Subject Interests which are being converted and the denominator of which is (y) the total number of Subject Interests.
4.    Certain Tax Events. If the Company requires the Participant to Convert in a Change of Control Conversion (as set forth in the Conversion Procedures), and if, subsequent to such Change of Control Conversion, the Participant receives notice from the IRS or any other taxing authority asserting that as a result of the Subject Interests or Class A-2 Units undergoing such Change of Control Conversion (the “Converted Interests”), an amount is required to be included in the Participant’s income for the taxable year of the date of grant of the Subject Interests attributable to the grant of the Subject Interests (the "IRS Notice"), the Participant shall (i) give written notice to TopCo within 15 days following receipt of such IRS Notice and (ii) permit TopCo, at TopCo’s expense, to engage counsel to contest and control that aspect of any resulting audit or proceedings to resolve the issue. If, upon final adjudication and assessment of the matters described in the IRS Notice, the Participant is required to pay any taxes with respect to the taxable year of the date of grant of the Subject Interests as a result of the Change of Control Conversion and such taxes are attributable to the grant of the Subject Interests, TopCo shall pay to the Participant a cash lump sum amount equal to the excess, if any, of (x) any federal, state and local income taxes and any employment taxes payable by the Participant thereon, and any interest, or penalties payable by the Participant thereon, over (y) the excess of (I) the amount of any federal, state or local taxes the Participant would have owed in the taxable year in which such Change of Control Conversion occurs had no taxes been paid as a result of the matter described in this Section 4 over (II) the amount of taxes actually owed by the Participant for the taxable year in which such Change of Control Conversion occurs, and Topco shall fully gross up the Participant for any taxes which result from TopCo’s payment to the Participant under this Section 4.
5.    Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Bonus.
6.    Non-Transferability. No portion of the Bonus may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant.
7.    Restrictive Covenants. As a condition precedent to the Participant’s receipt of the Bonus, the Participant agrees to continue to be bound by the restrictive covenant obligations set forth in the Employment Agreement.
8.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.
9.    Withholding of Tax. The Participant agrees and acknowledges that TopCo shall have the power and the right to deduct or withhold, or require the Participant to remit to TopCo, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which TopCo, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Bonus.
10.    409A.    This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent; provided, that, neither the Company, TopCo, or any of their Affiliates nor any other party guarantees that the Participant is not subject to any tax or interest imposed under Section 409A of the Code and none of the foregoing shall have any liability to the Participant for any tax or interest imposed under Section 409A of the Code.
11.    No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.
12.    Entire Agreement; Amendment. This Agreement, together with the Class B Award Agreements, the Plan, and the LLC Agreement and any exhibits thereto, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be modified or amended by a writing signed by both TopCo and the Participant. TopCo shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
13.    Notices. Any notice hereunder by the Participant shall be given to TopCo in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of TopCo. Any notice hereunder by TopCo shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with TopCo.
14.    No Right to Employment or Service. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of TopCo. Nothing in this Agreement shall interfere with or limit in any way the right of TopCo, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause, in accordance with and subject to the terms and conditions of the Employment Agreement.
15.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by TopCo and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of TopCo.
16.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.
19.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.    Acquired Rights. The Participant acknowledges and agrees that: (a) the award of the Bonus made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of TopCo; (b) no past grants or awards (including, without limitation, the Bonus awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (c) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[LINN ENERGY, INC.]

By:

Name:

Title:

PARTICIPANT

Name: